As filed with the Securities and Exchange Commission on August 27, 1998

                                                      Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                          THE LESLIE FAY COMPANY, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                    13-3197085
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                          Identification No.)

 1412 Broadway, New York, New York                                     10018
(Address of Principal Executive Offices)                            (Zip Code)

                   1997 Non-Employee Director Stock Option and
                              Stock Incentive Plan
                                       of
                          The Leslie Fay Company, Inc.
                            (Full title of the plan)

                                John J. Pomerantz
                          The Leslie Fay Company, Inc.
                                  1412 Broadway
                            New York, New York 10018
                                 (212) 221-4000
 (Name, address and telephone number, including area code, of agent for service)

                                 with a copy to:

                              Michael J. Shef, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036

          Approximate date of commencement of proposed sale to public:
 As soon as practicable after the effective date of this Registration Statement.


                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------

Title of                                     Proposed maximum           Proposed
securities                Amount to be       offering price per         maximum aggregate         Amount of
to be registered          registered(1)      share                      offering price            registration fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share      140,000            $4.0910       (2)         $572,750     (2)               $168.96   (2)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       60,000            $6.1875       (3)         $371,250     (3)               $109.52   (3)
-----------------------------------------------------------------------------------------------------------------------
Total                     200,000            $4.72                     $944,000                       $278.48
-----------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(b), there shall also be deemed covered hereby all additional securities resulting from anti-dilution adjustments under the Plans.

(2)       Estimated  pursuant  to  Rule 457 (h),  solely  for  the   purpose  of
          calculating the registration fee on the basis of the exercise price of presently outstanding options.

(3) Estimated pursuant to Rule 457(c), solely for the purpose of calculating the registration fee on the basis of the average of the high and low ask and bid prices per share of the Registrant's Common Stock on the over-the-counter market bulletin board on August 27, 1998.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation of Documents by Reference.

                  The following documents heretofore filed by the registrant with the Securities and Exchange Commission (Commission File No. 1-9196)
pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "1934 Act") are incorporated herein by reference:

                  (a) The registrant's Annual Report on Form 10-K for the year ended January 3, 1998;

                  (b) The registrant's Quarterly Report on Form 10-Q for the quarter ended April 4, 1998; and

                  (c) The registrant's Quarterly Report on Form 10-Q for the quarter ended July 4, 1998.

                  All documents filed subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.           Description of Securities.

                  The following is a summary description of the Company's Capital Stock and certain provisions of the Company's Certificate of Incorporation and By-Laws. The following discussion is qualified in its entirety by reference to such exhibits.

Common Stock

                  The Company is authorized to issue up to 20,000,000 shares of Common Stock, par value $.01 per share. As of August 4, 1998 there were issued and outstanding 6,812,000 shares of Common Stock.

Preferred Stock

         The Company is authorized to issue up to 500,000 shares of preferred stock, par value $.01 per share. No shares of preferred stock are outstanding and the Company has no present plans for the issuance thereof.

Voting Rights

                  Holders of Common Stock have one vote for each share held on all matters submitted to a vote of stockholders. The quorum required for an ordinary meeting of stockholders consists of at least a majority of the voting power of the outstanding shares of the Company entitled to vote generally in the election of directors, represented in person or by proxy. The shares of common stock do not have cumulative voting rights in the election of directors. Thus, the holders of more than 50% of the Common Stock have the power to elect all of the directors, to the exclusion of the remaining stockholders.

                  The Certificate of Incorporation provides that a Business Combination with an Interested Stockholder (as said terms are defined therein) must be approved by the affirmative vote of the holders of at least 80% of the outstanding voting stock, including the affirmative vote of the holders of at least 80% of the voting stock not owned by the interested stockholder or any affiliate thereof. Such provisions do not apply in the event the Business Combination has been approved by a majority of the Continuing Directors (as defined in the Certificate of Incorporation) or if the consideration paid in the combination meets certain provisions which are particularly set forth in the Certificate of Incorporation.

Dividend and Other Rights

                  Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors out of the funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and at liquidation preferences on the preferred stock, if any. The financing agreement with CIT dated June 2, 1997, however, permits the Company to pay dividends and repurchase stock in the aggregate amount of $5,000,000 in each of fiscal 1998 and 1999 only if, after giving effect to such payment, there are no continuing events of default under said financing agreement and if the Company has at least $5,000,000 in undrawn availability. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

Item 5.           Interests of Named Experts and Counsel.

                  Not Applicable.

Item 6.           Indemnification of Directors and Officers.

                  (a) Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

                  In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

                  (b) Article IX of the registrant's Amended and Restated Certificate of Incorporation provides: "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article IX, shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such repeal or modification."

                  Article X of the registrant's Amended and Restated Certificate of Incorporation provides: "Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the By-laws of the Corporation, to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, with the same scope and effect as the foregoing indemnification of directors and officers. The Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by this Certificate of Incorporation or otherwise by the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article X. Any amendment or repeal of this Article X shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal."

                  (c) Article VI of the registrant's By-Laws provides: "(A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (C) of this Bylaw, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) initiated by such person was authorized by the Board of Directors. The right to indemnification conferred in this By-law shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this By-law or otherwise.

                  "(F) The right to Indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this By-law shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of this By-law shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

                  "(G) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to Indemnification have been granted as provided in paragraph (H) of this By-law, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

                  "(H) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to Indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, to the fullest extent of the provisions of this By-law with respect to the Indemnification and advancement of expenses of directors and officers of the Corporation."

                  Sections (B) - (E) and Sections (I) - (K) of Article VI of the registrant's By-laws set forth the procedures for obtaining indemnification.

Item 7.           Exemption from Registration Claimed.

                  Not Applicable.

Item 8.           Exhibits.

Exhibit
Number            Description
------            -----------

4.01 Amended and Restated Certificate of Incorporation of the registrant. Incorporated by reference to Exhibit 1 to the registrant's Current Report on Form 8-K for an event dated June 4, 1997.

4.02 Amendment to the Certificate of Incorporation of the registrant. Incorporated by reference to Exhibit 4.02 to the registrant's Registration Statement on Form S-8 filed on August 27, 1998.

4.03 Amended and Restated By-Laws of the registrant. Incorporated by reference to Exhibit 2 to the registrant's Current Report on Form 8-K for an event dated June 4, 1997.

*4.04             Form of Stock Option Contract.

*4.05             1997  Non-Employee  Director Stock Option and Stock  Incentive
                  Plan.

*5.01 Opinion of Parker Chapin Flattau & Klimpl, LLP as to the legality of the Common Stock being offered.

*23.01            Consent of Arthur Andersen LLP.

*23.02            Consent of Parker Chapin  Flattau & Klimpl,  LLP (contained in
                  Exhibit 5.01).

*24.01 Power of attorney of certain officers and directors of the registrant (contained in the signature page).

--------------
*  Filed herewith.

Item 9.           Undertakings.

                           The undersigned registrant hereby undertakes:

                           (1)      To file,  during any period in  which offers
or sales are being made, a post-effective amendment to this registration statement:

                                    (i)  To include any  prospectus required  by
Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) To reflect in the  prospectus any facts
or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                                    (iii) To include  any  material  information
with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                           (2)      That, for  the  purpose  of  determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3)      To remove  from  registration  by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day of August, 1998.


                                     THE LESLIE FAY COMPANY, INC.


                                     By: /s/ John J. Pomerantz
                                         ------------------------------------
                                             John J. Pomerantz
                                             Chief Executive Officer and
                                             Chairman of the Board of Directors

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature is below constitutes and appoints each of John J. Pomerantz, John A. Ward and Warren T. Wishart his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 26th day of August, 1998.


   Signature                                                    Title
   ---------                                                    -----

  /s/ John J. Pomerantz                           Chairman, Chief Executive Officer and Director
--------------------------
      John J. Pomerantz

  /s/ John A. Ward                                President and Director
--------------------------
      John A. Ward

  /s/ Warren T. Wishart                           Chief Financial Officer, Senior Vice President -
--------------------------                        Administration and Finance, Secretary and Treasurer
      Warren T. Wishart

                                      II-8




  /s/ Clifford B. Cohn                            Director
--------------------------
      Clifford B. Cohn

  /s/ Mark B. Dickstein                           Director
--------------------------
      Mark B. Dickstein

  /s/ Chaim Y. Edelstein                          Director
--------------------------
      Chaim Y. Edelstein

  /s/ Mark Kaufman                                Director
--------------------------
      Mark Kaufman

  /s/ Bernard Olsoff                              Director
--------------------------
      Bernard Olsoff

  /s/ Robert L. Sind                              Director
--------------------------
      Robert L. Sind

                                      II-9

                                  EXHIBIT INDEX


Exhibit
Number            Description
------            -----------

4.01 Amended and Restated Certificate of Incorporation of the registrant. Incorporated by reference to Exhibit 1 to the registrant's Current Report on Form 8-K for an event dated June 4, 1997.

4.02 Amendment to the Certificate of Incorporation of the registrant. Incorporated by reference to Exhibit 4.02 to the registrant's Registration Statement on Form S-8 filed on August 27, 1998.

4.03 Amended and Restated By-Laws of the registrant. Incorporated by reference to Exhibit 2 to the registrant's Report on Form 8-K for an event dated June 4, 1997.

*4.04             Form of Stock Option Contract.

*4.05             1997  Non-Employee  Director Stock Option and Stock  Incentive
                  Plan.

*5.01 Opinion of Parker Chapin Flattau & Klimpl, LLP, as to the legality of the Common Stock being offered.

*23.01            Consent of Arthur Andersen LLP.

*23.02            Consent of Parker Chapin  Flattau & Klimpl,  LLP (contained in
                  Exhibit 5.01).

*24.01 Power of attorney of certain officers and directors of the registrant (contained in the signature page).

--------------
*  Filed herewith
                                       E-1